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Exhibit 99.1



               GLOBIX CORPORATION RELEASES ADDITIONAL INFORMATION
                REGARDING MERGER WITH NEON COMMUNICATIONS, INC.


     REMAINS CONSISTENT WITH ITS COMMITMENT TO COMMUNICATE WITH ITS CLIENTS,
                            INVESTORS AND EMPLOYEES.


NEW YORK, JULY 28, 2004 -- Globix Corporation (OTCBB:GBXX), a provider of managed applications and hosting services, today released additional information regarding its merger with NEON Communications, Inc ("NEON"). The additional information provides insight into NEON's historical business performance and outlines the motivation behind the merger, an equity transaction that has a purchase price of approximately $110 million.

"NEON has been focused on growth through investments in its fiber network and collocation facilities," said Pete Stevenson, Globix CEO. "This focus is consistent with our objectives. We believe the combined organization will be well-positioned to become a market leader in providing a broad range of application services, web infrastructure management and a robust suite of network services to enterprise clients and carrier customers. We anticipate that this acquisition will add approximately $11.5 million to our quarterly revenue. Additionally, by leveraging our operational infrastructure and systems over time, we expect to generate between $5 million and $8 million in annualized profit improvements due to the anticipated synergies for the combined companies."

For the year ending December 31, 2003 NEON's revenue was $41.6 million, compared to $33.7 million in 2002, an increase of $7.9 million or 23.4% more than the same period a year earlier. Quarterly revenue for 2003 was $9.5, $10.4, $10.9, and $10.8 million for quarters ending March 31, June 30, September 30 and December 31, respectively.

For the quarter ending March 31, 2004 NEON's unaudited revenue was $11.6 million, an increase of $2.1 million or 22.1% over the same period a year earlier. NEON's assets were $167.0 million for the year ending December 31, 2003, of which $14.9 million were cash and investments, $8.3 million were restricted cash and $136.6 million were plant and equipment. NEON's assets were $166.9 million as of March 31, 2004 of which $14.1 million were cash and investments. $8.3 million were restricted cash and $136.9 million were plant and equipment.

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NEON's non-GAAP, EBITDA was $4.2 million for the year ending December 31, 2003.
This represents a $5.9 million improvement compared to the year ending December 31, 2002. NEON's non-GAAP EBITDA for the quarter ending March 31, 2004 was $0.7 million. EBITDA is defined as loss from operations plus depreciation and amortization. A reconciliation to loss from operations in accordance with GAAP is provided below.

In September 2003 NEON acquired Columbia Transmission Communications Corporation and assumed responsibility for the operational expenses required to support their diverse dark fiber route and collocation facilities covering markets between New York and Washington, D.C.



                            NEON COMMUNICATIONS, INC.
                RECONCILIATION OF LOSS FROM OPERATIONS TO EBITDA
                              (AMOUNT IN THOUSANDS)

                                                                    (Unaudited)
                                  Year Ended       Year Ended      Quarter Ended
                                  12/31/2003       12/31/2002      3/31/2004

Loss from Operations             $   (4,821)      $  (25,083)      $   (1,839)
Add Back:
Depreciation and amortization         8,999           23,319            2,508
--------------------------------------------------------------------------------
EBITDA                                4,178           (1,764)             669



ABOUT NEON:

NEON Communications, Inc. (http://www.neoninc.com) is a privately held facilities-based wholesale provider of high bandwidth, advanced optical networking solutions and services to communications companies and enterprise customers on intercity, regional, and metro networks in the Northeast and mid-Atlantic markets. The Company's corporate headquarters is located at 2200 West Park Drive, Westborough, Massachusetts 01581.

ABOUT GLOBIX:

Globix (http://www.globix.com) (OTCBB:GBXX) is a leading provider of application, media and infrastructure management services. Globix provides flexible business solutions which combine skills, support, technology and experience to enable our customers to use the Internet as a way to provide business benefits and sustain a competitive advantage. By managing complex application, media and infrastructure environments, we help our clients protect Internet revenue streams, improve user satisfaction and reduce technology operating costs and risks. Our clients include operating divisions of Fortune 100 companies as well as mid-sized enterprises in a number of vertical markets including media and publishing, technology, financial services, health care and government. Globix and its subsidiaries have operations in New York NY, London UK, Santa Clara CA, Fairfield NJ, Fairfax VA and Atlanta GA.


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WHERE TO FIND ADDITIONAL INFORMATION ABOUT THE TRANSACTION
This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell Globix shares. Globix will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4, including a proxy statement/prospectus relating to the NEON stockholders meeting and the issuance of the Globix common stock in connection with the merger. Investors and stockholders of NEON and Globix are urged to read these documents carefully when they become available because they will contain important information about Globix, NEON and the proposed transaction. Investors and stockholders of NEON and Globix can obtain these documents when they are filed and become available free of charge from the SEC's website at www.sec.gov. A free copy of these documents (when they become available), and any other document filed by Globix with the SEC, may also be obtained from Globix upon written request or from Globix's website at www.globix.com.

Globix, NEON and their respective directors and officers may be deemed participants in the solicitation of proxies from stockholders of NEON with respect to the transactions contemplated by the merger agreement. A description of any interests that they may have in transaction will be included in the proxy statement/prospectus.

RISK FACTORS AND FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities and Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the SEC.


Media Contacts:

Chris Capra / Paul Del Colle
Lotus Public Relations
212-922-5885



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